PGT Announces Amendment of Credit Facility

VENICE, Fla., December 23, 2009 -- PGT, Inc. (Nasdaq: PGTI) announced today that on December 22, 2009, PGT and its subsidiary, PGT Industries, Inc., entered into an amendment to their Second Amended and Restated Credit Agreement.

The amendment, among other things, extends the revolving credit facility maturity date to December 31, 2011 with respect to $20 million of revolving commitments, relaxes certain financial covenants, and increases the applicable rate on loans and letters of credit.

The effectiveness of the amendment is conditioned, among other things, on (i) the repayment of at least $17 million of term loans (less certain fees and expenses) no later than March 31, 2010, and (ii) the reduction of revolving commitments by $5 million.  The term loans are expected to be repaid from a combination of cash on hand and the proceeds of an equity issuance.

Rod Hershberger, President and Chief Executive Officer of PGT, commented, “This amendment provides increased financial and operational flexibility during these difficult market conditions. We believe that this operating and financial flexibility will position the Company to excel as the building products industry recovers.”

About PGT:

PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,200 at its manufacturing and glass laminating and tempering plants in Florida and North Carolina. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, high-rise and institutional markets.  PGT's product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; SpectraGuard™ Vinyl Windows, PGT PremierVue™ Vinyl Windows, PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. PGT Industries, Inc. is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI). www.pgtindustries.com.

Forward-looking Statements

Statements in this news release which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted. PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company's revenues and operating results’ being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy. PGT, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

SOURCE: PGT, Inc.

PGT, Inc.
          Jeffrey T. Jackson
          941-486-0100, ext. 22786
          jjackson@pgtindustries.com